UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014

Vistaprint N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands	5928 LW
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 17, 2014, Vistaprint N.V. (“we” or “Vistaprint”) entered into Amendment No. 1 (the “Amendment”) to the senior, secured Credit Agreement dated as of October 21, 2011, as amended and restated as of February 8, 2013, among Vistaprint and four of our subsidiaries, Vistaprint Limited, Vistaprint Schweiz GmbH, Vistaprint B.V., and Vistaprint USA, Incorporated, as borrowers; the lenders named therein as lenders; and JPMorgan Chase Bank N.A., as administrative agent for the lenders (the “Credit Agreement”).

The Amendment increases the lenders’ aggregate loan commitments under the Credit Agreement by $303.75 million, to an aggregate of $800 million with a maturity date of February 8, 2018, as follows:

•	Revolving loans of $640 million,

•	Term loans that were initially made on February 8, 2013 with an outstanding amount of $96.25 million, amortizing over the loan period, and

•	Additional term loans of $63.75 million made on January 17, 2014, amortizing over the loan period.

We may from time to time, so long as no default or event of default has occurred and is continuing, increase the loan commitments under the Credit Agreement by up to $100 million by adding new commitments or increasing the commitment of willing lenders.

This description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as an exhibit to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See the Exhibit Index attached to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2014	VISTAPRINT N.V.

	By:	/s/ Michael C. Greiner
Michael C. Greiner
Senior Vice President, Corporate Finance and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 1 dated as of January 17, 2014 to Credit Agreement dated as of October 21, 2011, as amended and restated as of February 8, 2013, among Vistaprint N.V., Vistaprint Limited, Vistaprint Schweiz GmbH, Vistaprint B.V., and Vistaprint USA, Incorporated, as borrowers; the lenders named therein as lenders; and JPMorgan Chase Bank N.A., as administrative agent for the lenders